Filed Pursuant to Rule 433

Registration No. 333-261901

**Pricing Details** Santander Drive Subprime Auto Loan (SDART 2023-5)

Joint Bookrunners: Wells Fargo (Str), Citi, and Santander

DE&I Co-Managers: Loop Capital Markets and Mischler Financial Group

Capital Structure:

CL	Size(mm)	WAL^	F/M**	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD%	CPN%	$PX

A-1	$100.770	0.12	F1+/P-1+ *RETAINED*
A-2	$490.000	0.79	AAA/Aaa	3-20	6/25	7/27	I-Curv	+ 95	6.395	6.31	99.99903
A-3	$198.900	2.11	AAA/Aaa	20-31	5/26	9/28	I-Curv	+ 115	6.104	6.02	99.98470
B	$149.760	3.01	AA/Aaa	31-42	4/27	12/29	I-Curv	+ 150	6.249	6.16	99.97499
C	$161.340	3.94	A/A1	42-50	12/27	2/31	I-Curv	+ 185	6.517	6.43	99.99929

^	WAL to 1.50% ABS to 10% Clean-Up Call
**	Expected Ratings

-Deal Summary-

Offered Size : $1,000,000,000 offered *Deal Will Not Grow*

Exp. Settle : 10/18/2023

Pxg Speed : 1.50% ABS to 10% Call

Offering Format: SEC REG

First Pay Date : 11/15/2023

ERISA Eligible : Yes

Exp. Ratings : Fitch/Moody’s

Min Denoms : $1k x $1k

BBG Ticker : SDART 2023-5

B&D : Wells Fargo

-Available Information-

*	Preliminary Prospectus, FWP, and CDI : Attached
*	Intex Deal Name : wssdart2305 Password: JJB9
*	Roadshow Link : https://dealroadshow.com | Passcode: SDART20235 (case sensitive)

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